EXPLANATORY NOTE

This Amendment (the “Amendment”) to the Offering Statement on Form 1-A (File No. 024-10626) (the “Offering Statement”) of Energy Hunter Resources, Inc. is being filed solely for the purpose of filing Exhibits 6.20 and 13.17 of the Offering Statement and updating the index to exhibits in Part III of the Offering Statement. Accordingly, the Amendment consists solely of Part I to the Offering Statement, this explanatory note, the index to exhibits, the signatures and the filed exhibits and is not intended to amend or delete any part of the Offering Statement except as specifically noted herein.

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement
2.1**	Certificate of Incorporation
2.2**	Amended and Restated Certificate of Incorporation
2.3**	Bylaws
2.4**	Amended and Restated Bylaws
3.1**	Form of Common Stock certificate
6.1**	Stockholders’ Agreement among the Company, Satellite Overseas (Holdings) Limited, and Gary C. Evans, dated July 11, 2016
6.2**	Form of Indemnification Agreement between the Company and its directors and officers
6.3†**	2016 Omnibus Incentive Plan
6.4†**	Burks Engagement Letter
6.5**	WG Consulting Engagement Letter
6.6**	Operating Agreement among the Company and 4-BR Resources Investments II, LLC (“4-BR”), dated July 13, 2016 (Mixon Prospect, Karnes County, Texas)
6.7**	Operating Agreement among the Company and 4-BR, dated July 13, 2016 (Gap Band Prospect, Karnes County, Texas)
6.8**	Participation Agreement among the Company and 4-BR, dated July 15, 2016 (Mixon Prospect, Karnes County, Texas)
6.9**	Participation Agreement among the Company and 4-BR, dated July 15, 2016 (Gap Band Prospect, Karnes County, Texas)
6.10**	Form of Warrant Subscription Package in connection with the Company’s Pre-Paid Warrant Offering in January and February 2017
6.11**	Subscription Agreement in connection with 10% Senior Secured Promissory Note between the Company and Satellite Overseas (Holdings) Limited, dated March 31, 2017
6.12**	10% Senior Secured Promissory Note between the Company and Satellite Overseas (Holdings) Limited, dated March 31, 2017
6.13**	Deed of Trust between the Company and Satellite Overseas (Holdings) Limited, dated April 3, 2017
6.14**	Contribution and Sale Agreement between the Company and Lubbock Energy Partners LLC, dated July 12, 2017
6.15†**	Employment Agreement between the Company and Gary C. Evans, dated July 11, 2017
6.16**	Amendment No. 1 to 10% Senior Secured Promissory Note between the Company and Satellite Overseas (Holdings) Limited, dated August 29, 2017.
6.17**	Amendment No. 2 to 10% Senior Secured Promissory Note between the Company and Satellite Overseas (Holdings) Limited, dated September 29, 2017
6.18**	Amendment No. 1 to Contribution and Sale Agreement between the Company and Lubbock Energy Partners LLC, dated September 28, 2017
6.19**	Participation Option Agreement between the Company and DP Permian LLC, dated October 16, 2017.
6.20	Amendment No. 3 to 10% Senior Secured Promissory Note between the Company and Satellite Overseas (Holdings) Limited, dated October 27, 2017
10.1**	Power of Attorney
11.1**	Consent of BDO USA, LLP
11.2**	Consent of BDO USA, LLP (San Andres Properties)
11.3	Consent of Duane Morris LLP (included in Exhibit 12.1)
11.4**	Consent of Netherland, Sewell & Associates Inc.
11.5**	Consent of Mire & Associates, Inc.
12.1	Opinion of Duane Morris LLP
13.1**	Energy Hunter November 2016 Corporate Presentation
13.2**	Energy Hunter Announces Proposed IPO Filing
13.3**	Victor Carrillo Board Appointment
13.4**	Energy Hunter Announces Appointment of Roger Burks
13.5**	Energy Hunter Completes Initial Private Placement

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Exhibit No.	Exhibit Description
13.6**	Energy Hunter Agrees to Acquire Permian Basin Mineral Rights
13.7**	Energy Hunter Announces Opening of Houston Office
13.8**	Energy Hunter Appoints two New Board of Director Members
13.9**	Energy Hunter December 2016 Corporate Presentation
13.10**	Energy Hunter Agrees to Acquire Midland Assets
13.11**	Energy Hunter Appoints Deirdre M. Sanborn as Vice President of Finance and Business Development
13.12**	Energy Hunter Receives New Commitment of $3.0 Million
13.13**	Energy Hunter Acquires 9,413 Net Acres in the San Andres Oil Play of the Permian Basin
13.14**	Energy Hunter August 2017 Corporate Presentation
13.15**	Gary C. Evans to meet with Institutional Investors
13.16**	Energy Hunter October 2017 Corporate Presentation
13.17	Energy Hunter Resources Launches $43 Million Reg A+ IPO
15.1**	Draft Offering Statement Previously Submitted on September 16, 2016
*	To be filed by amendment
**	Previously filed
†	Compensatory plan or arrangement

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 31, 2017.

ENERGY HUNTER RESOURCES, INC.

By:	/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary C. Evans Name: Gary C. Evans Title: Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	Dated: October 31, 2017

* Name: Joe L. McClaugherty Title: Lead Independent Director	Dated: October 31, 2017

/s/ Deirdre M. Sanborn Name: Deirdre M. Sanborn Title: Interim Chief Financial Officer, Vice President Finance and Business Development (Principal Financial Officer and Principal Accounting Officer)	Dated: October 31, 2017

* Name: Victor G. Carrillo Title: Director	Dated: October 31, 2017

* Name: Rajiv I. Modi Title: Director	Dated: October 31, 2017

*By: /s/ Gary C. Evans Gary C. Evans, as attorney-in-fact	Dated: October 31, 2017

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